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                                                                    EXHIBIT 14.1


                            DALEEN TECHNOLOGIES, INC.
                               CODE OF ETHICS FOR
                   PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

                        ADOPTED BY THE BOARD OF DIRECTORS
                                 APRIL 23, 2003

         This Code of Ethics has been adopted by the Board of Directors and it is the policy of Daleen Technologies, Inc. (the "Company") that the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or others performing similar functions (the "Principal Officers") adhere to and advocate the following principles governing their conduct in the fulfillment of their responsibilities with the Company.


1.       HONEST AND ETHICAL CONDUCT

         The Principal Officers must conduct themselves honestly and ethically, and must strive to avoid the appearance of improper behavior in the conduct of their duties. This code does not cover every issue that may arise, but sets out basic principles.

              CONFLICT OF INTEREST. A Principal Officer must make business decisions based on the best interest of the Company and must not allow his or her personal interest to influence such decisions. Principal Officers, or members of their family, may not accept gifts, favors or money that may reasonably influence their decisions or performance. Principal Officers must avoid even the appearance of dishonest or unethical behavior in the conduct of their duties. Principal Officers should proactively promote the honest and ethical behavior among subordinates and peers. It is almost always a conflict of interest for a Principal Officer to work simultaneously with a competitor, customer or supplier of the Company. Principal Officers are not allowed to work for a competitor or as a consultant for board members. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on the Company's behalf. Conflicts of interest may not always be clear-cut, and when in doubt, the Company's General Counsel should be consulted. Any Principal Officer who becomes aware of a conflict or potential conflict should bring it to the attention of the Company's General Counsel.

         CORPORATE OPPORTUNITIES. Principal Officers are prohibited from taking personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. Principal Officers may not use corporate property, information, or position for improper personal gain, and may not compete with the Company directly or indirectly.

         INSIDER TRADING. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. Principal


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Officers must also comply with the Company's Insider Trading Policy. The
Company's General Counsel should be consulted if there are any questions.

         CONFIDENTIALITY. Principal Officers must take reasonable measures to maintain the confidentiality of confidential information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed. The obligation to preserve confidential information continues even after employment ends.

         PROTECTION AND PROPER USE OF COMPANY ASSETS. Principal Officers should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.

2.       DISCLOSURE IN REPORTS

         Each Principal Officer must assist in the Company's efforts to provide full, fair, accurate, timely, and understandable disclosure in the periodic reports (collectively, the "Periodic Reports") and other documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Principal Officers shall endeavor in good faith to assist the Company in such efforts, including by striving to:

         o Disclose to the Audit Committee of the Board of Directors any significant deficiencies in the design or operation of the Corporation's internal controls impacting the collection and reporting of financial data and any fraud involving management or other employees who play a significant role in the Corporation's internal controls.

         o Record and report information in an honest and accurate manner. Principal Officers must endeavor to ensure that the books, records, accounts and financial statements of the Company are recorded and kept in reasonable detail, in a manner that appropriately reflects the Company's transactions and that conforms to applicable legal requirements and the Company's system of internal controls. Unrecorded or "off the books" funds or assets are not to be maintained by the Company unless permitted by applicable law or regulation.

         o Cooperate with the Company's independent auditors when asked to do so and refrain from taking any action to improperly influence, coerce, manipulate or mislead the Company's independent auditors for the purpose of rendering the Company's financial statements misleading.

         o Help develop and maintain and observe the Company's disclosure controls and procedures in order to facilitate accurate and timely filings of Periodic Reports.

         Principal Officers should proactively promote appropriate disclosure among subordinates and peers.



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3.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Each Principal Officer must comply with the laws, rules and regulations (collectively, the "Rules") of the cities, states and countries and private and public regulatory agencies that are applicable to his or her conduct as a Principal Officer of the Company, which includes but is not limited to the preparation of Periodic Reports. The Principal Officers are not expected to know every detail of these Rules, but they are expected to know enough to determine when to seek advice from the Company's independent auditor, internal legal staff or outside legal counsel. A Principal Officer must comply with all stated policies of the Company applicable to him or her.

4.       REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

         The Principal Officers are encouraged to consult with the Company's General Counsel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Principal Officers must promptly report any possible violation of this code to the Company's General Counsel and the Chairman of the Audit Committee of the Board of Directors. Principal Officers must fully cooperate in any internal investigation of alleged misconduct.

5.       ACCOUNTABILITY

         This code is a policy of the Company. Each Principal Officer will be held accountable for any violation of this code by the Board of Directors or a committee appointed by the Board of Directors for such purpose, which could include being relieved of his or her duties or termination of employment.

6.       WAIVERS OR AMENDMENT OF THE CODE

         Any waiver or Amendment of this code may be made only by the Board of Directors of the Company, or a Board Committee, and will be promptly disclosed as required by applicable law or regulation.




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